	EXHIBIT 1.2

               Pro Forma Consolidated Financial Data

The following tables present consolidated statements of operations for the Company and Becker Holding GmbH and Becker GmbH and their respective subsidiaries for the twelve months ended June 30, 1994, giving effect to the Becker acquisition as of July 1, 1993, and the six months ended December 31, 1994, giving effect to the Becker acquisition as of July 1, 1994. A pro forma balance sheet as of December 31, 1994, is also presented. The financial data for Becker for both periods presented are derived from quarterly unaudited financial statements. The financial data for Harman International for the six months ended December 31, 1994, are derived from quarterly unaudited financial statements. The pro forma financial data presented do not purport to represent what the Company's results of operations would have been had such transactions occurred at the beginning of the periods presented or to project the Company's results of operations for any future period.

The pro forma statements of operations and balance sheet adjustments are based upon preliminary estimates of the Company. The actual amount of these adjustments may vary from these estimates, and will not be determined until the Company completes its review of Becker's business and valuation of assets and liabilities. The Company believes that the actual amount of these adjustments, in the aggregate, will not vary materially from these estimates. German marks were converted to U.S. dollars based on the average exchange rates for the period for the pro forma statements of operations and at the prevailing rate at December 31, 1994 for the pro forma balance sheet.

                                             Twelve Months Ended June 30, 1994
                --------------------------------------------------------------------------
(000 except per                                                           Becker           Pro
share data)   Harman      Becker      Adjustments      Adjusted       Forma
                ---------------------------------------------------------------------------
Statements of
  Operations
  Information:

Net sales          $862,147   $189,375    ($20,519)    $168,856  $1,031,003
                                                              (1)
Operating
 income(loss)      66,332       (5,516)          8,540           3,024        69,356
                                                                 (1,2,3,4,5)
Interest
  expense             22,110        4,727        (2,261)            2,466        24,576
                                                                   (6,7,8)
Other                    1,536              -                 -                    -             1,536

Income (loss)
  before income
  taxes and
  extraordinary
  items                42,686      (10,243)         10,801             558        43,244

Income taxes      16,248           -                    279             279         16,527
                                                                         (9)
Minority
  interest                   26             -                        -                 - 	              26

Income (loss)
  before
  extraordinary
  items            $  26,412    $(10,243)      $10,522            $279      $26,691

Earnings per share
  before extra-
  ordinary items   $1.98                                                                     $1.94

Shares
 outstanding       13,373                                                                   13,773


                            Six Months Ended December 31, 1994
                --------------------------------------------------------------------------
(000 except per                                                           Becker           Pro
share data)   Harman      Becker      Adjustments      Adjusted       Forma
                ---------------------------------------------------------------------------
Statements of
  Operations
  Information:
Net sales          $517,325   $ 97,181         -       $97,181     $614,506

Operating
 income               38,975        6,467      (416)       6,051         45,026
                                                                  (2,4)
Interest
  expense            11,909         4,896      (862)       4,034         15,943
                                                                  (6,7,8)
Other                    1,411             -             -                -             1,411

Income
  before income
  taxes and
  extraordinary
  items                25,655         1,571         446       2,017         27,672

Income taxes       9,166               -        1,008       1,008         10,174
                                                                    (9)
Minority
  interest                 121                -              -              -                121

Income
  before
  extraordinary
  items		     $16,368   $ 1,571    $(562)    $1,009        $17,377

Earnings per share
  before extra-
  ordinary items       $1.08                                                         $1.12

Shares
  outstanding         15,089                                                          15,489

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF
OPERATIONS DATA (In thousands)

1)	Reflects the elimination of product lines to be discontinued.  The
Company's intention is to exit these operations in an orderly manner as soon as possible. Had these businesses been disposed of immediately before July 1, 1993 there would have been a reduction in sales of $20,519 and an increase in operating income of $ 2,187. No amounts have been excluded for the six months ended December 31, 1994, as they had been discontinued.

2)	Eliminates salary costs of employees eliminated through
redundancy program of $6,947 for the year ended June 30, 1994 and $1,286 for the six months ended December 31, 1994.

3)	Reflects depreciation cost savings on equipment scrapped in
fiscal 1994 but for which operations bore the depreciation cost in the year ended June 30, 1994 of approximately $ 1,072.

4)	Reflects charge for the amortization of Becker acquisition
goodwill over 40 years at $ 1,679 for the year ended June 30, 1994 and $ 870 for the six months ended December 31, 1994.

5)	Reflects the elimination of management fees payable to other companies in the Becker organization, not included in the purchase transaction for a saving of $ 13 in the year ended June 30, 1994.

6)	Reflects the elimination of interest expense on loans the Seller forgave as part of the purchase transaction for a saving of $762 in the year ended June 30, 1994 and $ 395 for the six months ended December
31, 1994.

7)	Reflects the elimination of interest expense on bank debt of
DEM 10,000 forgiven as a part of the purchase transaction for a saving of approximately $ 633 for the year ended June 30, 1994 and $ 327 for the six months ended December 31, 1994.

8)	Reflects savings in interest costs based on the more favorable rates available to Harman reflecting interest savings of $ 866 in the year ended June 30, 1994 and $ 140 in the six months ended December 31, 1994.

9)	Income tax on Becker's adjusted income has been computed at
50% which approximates the German tax rate. A review of the status of Becker's tax loss carry forward is in process.

                                 December 31, 1994 Balance Sheet
- -----------------------------------------------------------------------------------
(000 except per                                        Purchase Accounting   Pro
 share data)                 Harman        Becker   & Acquisition     Forma
- -----------------------------------------------------------------------------------
Balance Sheet
  Information:

Current assets            499,314          47,308         ( 3,994) (A)     542,628

Property, plant
  & equipment, net    141,793          32,892                                  174,685

Other assets                57,463                 77          70,189 (B)       127,729
                                  ---------          ---------          --------              ---------
  Total Assets           698,570          80,277           66,195             845,042
                                 ======         ======         =====             ======

Current
  Liabilities              203,566        123,327          (55,858) (C)      271,035

Other non-current
  liabilities                 10,623          11,421                                      22,044

Borrowings under
  revolving facility    80,716                                 43,462 (D)      124,178

Senior long-term debt   39,442       8,970                                      48,412

Subordinated
  long-term debt     109,500                                                         109,500

Deferred income        1,739                                                             1,739

Minority Interest       5,660                                                              5,660

Shareholders' equity  247,324    (63,441)             78,591 (E)      262,474
                                  ---------    ---------              --------             ---------
Total liabilities
 and shareholders'
  equity                     698,570      80,277               66,195            845,042
                                ======      =====               =====            ======

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
DATA (In thousands)


(A) Reflects forgiveness by Harman of receivable from Seller of $3,994.

(B)	Reflects revaluation of assets and liabilities resulting in goodwill of $70,189.

(C)	Reflects repayment of Becker notes payable to bank described in
(D) below, Bank and Seller net forgiveness to Harman of Debt described in (E) below, purchase consideration of approximately $9,000 and recording of accruals of approximately $12,300 to revalue liabilities in connection with purchase.

(D)	Reflects repayment of Becker Notes Payable to Bank of $43,462 with funds drawn from Harman's revolving credit facility.

(E)	Reflects elimination of Becker historical equity in connection with the purchase, forgiveness of net debt to seller of approximately $23,400, forgiveness of bank debt of approximately $6,500, revaluation of Becker liabilities in connection with purchase and fair value of 400,000 shares of Harman International stock committed to the purchase.